EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-144636, 333-153176 and 333-164883) pertaining to the Insulet Corporation 2000 Stock Option and Incentive Plan, the Insulet Corporation Amended and Restated 2007 Stock Option and Incentive Plan and the Stand-Alone Inducement Options of Insulet Corporation of our reports dated March 9, 2010 with respect to the consolidated financial statements of Insulet Corporation and the effectiveness of internal control over financial reporting of Insulet Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2010